AMENDED AND RESTATED EMPLOYMENT AND COMPENSATION AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AND COMPENSATION AGREEMENT (this “Agreement”), made and entered into as of October 14, 2008, between Terex Corporation, a Delaware corporation, with its principal office located at 200 Nyala Farm Road, Westport, CT 06880 (together with its successors and assigns permitted under this Agreement, “Terex”), and Ronald M. DeFeo (“DeFeo”), whose address is 45 Beachside Avenue, Westport, CT 06880.

W I T N E S S E T H:

WHEREAS, Terex and DeFeo entered into an Employment and Compensation Agreement as of July 1, 2005 (the “Original Agreement”);

WHEREAS, Terex and DeFeo wish to amend the terms of such agreement in a manner intended, inter alia, to comply with Section 409A ofthe Internal Revenue Code of 1986, asamended (the “Code”);

WHEREAS, Terex wishes to assure itself of the services of DeFeo for the period hereinafter provided, and DeFeo is willing to be employed by Terex for said period, upon the terms and conditions provided in this Agreement; and

WHEREAS, Terex has determined that it is in the best interests of Terex and its stockholders to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Terex and DeFeo (individually a “Party” and together the “Parties”) agree as follows:

1	DEFINITIONS.
(a)	“Affiliate” shall mean an entity

(i)        that is directly or indirectly controlled by or under common control with Terex, or

(ii)	that controls Terex.

(b)       “Base Salary” shall mean the annual salary provided for in Section 3 below, as adjusted from time to time by the Board.

(c)       “Beneficial Owner” shall have the meaning defined in Rule 13d-3 under the Exchange Act.

(d)       “Beneficiary” shall mean the person or persons named by DeFeo pursuant to Section 23 below or, in the event that no such person is named and survives DeFeo, his estate.

(e)	“Board” shall mean the Board of Directors of Terex.
(f)	“Cause" shall mean:

(i)        DeFeo’s conviction in a court of law in the United States, Canada, Australia or Europe of, or guilty plea or no contest plea to, a felony charge or a misdemeanor charge involving moral turpitude (it being understood that a driving violation alone will not be deemed to involve moral turpitude unless accompanied by some other act involving moral turpitude),

(ii)       willful, substantial and continued failure by DeFeo to perform his duties under this Agreement,

(iii)      willful engagement by DeFeo in conduct that is demonstrably and materially injurious to Terex,

(iv)      entry by a court or quasi-judicial governmental agency of the United States or a political subdivision thereof of an order barring DeFeo from serving as an officer or director of a public company, or

(v)	a breach by DeFeo of Section 11 or Section 12 below.

For the purposes of clauses (ii) and (iii) of this definition, no act or failure to act on the part of DeFeo shall be deemed “willful” (x) if caused by a Disability or (y) unless done, or omitted to be done, by him not in good faith or without reasonable belief that his act or omission was in the best interest of Terex.

(g)        “Change in Control” shall mean the occurrence of one of the following events that also constitutes a "change in the ownership or effective control" of Terex or a "change in the ownership of a substantial portion of the assets" of Terex, in each case, within the meaning of Section 409A of the Code and the regulations thereunder:

(i)        any Personor group becoming the Beneficial Owner of 35 percent or more of the combined voting power of Terex’s then outstanding securities, excluding any Person or groupwho becomes such a Beneficial Owner in connection with transactions described in clauses (x), (y) or (z) of paragraph (iii) below;

(ii)       a change in the composition of the Board occurring within any twelve-month period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” shall mean directors who either (x) are members of the Board as of the date of this Agreement or (y) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest, including but not limited to a consent solicitation, relating to the election of directors to the Board); or

(iii)      consummation, in any transaction or series of transactions, of a complete liquidation or dissolution of Terex or a merger, consolidation or sale of all or substantially all of Terex’s assets (collectively, a “Business Combination”) other than a Business Combination after which (x) the stockholders of Terex own more than 50 percent of the combined voting power of the voting securities of the company resulting from the Business Combination, (y) at least a majority of the board of directors of the resulting corporation were Incumbent Directors and (z) no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of Terex) becomes the Beneficial Owner of 35 percent or more of the combined voting power of the securities of the resulting corporation, who did not own such securities immediately before the Business Combination.

(h)	“Committee” shall mean the Compensation Committee of the Board.

(i)        “Covenant Period” shall mean the period beginning with commencement of the Term and ending as provided in Section 11(b) and, as applicable, Section 12(b).

(j)        “Date of Termination” shall mean, with respect to any purported termination of DeFeo’s employment during the Term, (i) if DeFeo’s employment terminates due to Disability, 30 days after a good-faith determination of Disability by Terex (provided that DeFeo shall not have returned to full-time performance of his duties during such 30-day period), (ii) if DeFeo's employment terminates due to death, the date of death, and (iii) if DeFeo’s employment terminates for any other reason, the date specified in the Notice of

Termination (which shall be not less than 30 days, and, in the case of Voluntary Termination by DeFeo, not more than 60 days, after the date of such Notice of Termination).

(k)       “Disability” shall mean DeFeo’s inability to perform the essential duties set forth in this Agreement by reason of a physical or mental disability or infirmity that has continued for more than six consecutive months or for such shorter periods as aggregate more than 24 weeks in any 24-month period.

(l)        “Diversified Industrial Group” shall consist of Eaton Corporation, Danaher Corporation, Ingersoll-Rand Co., Ltd., Illinois Tool Works, Inc. and Dover Corporation, (as such group may be adjusted in the reasonable discretion of the Compensation Committee to recognize changed circumstances with respect to the companies comprising the Diversified Industrial Group).

(m)      “Exchange Act” shall mean the Securities Exchange Act of 1934, as from time to time amended.

(n)       “Good Reason” shall mean the occurrence (without DeFeo’s express written consent) of any one of the following acts or omissions by Terex unless, in the case of any act or omission described in this Section 1(n), such act or omission is corrected prior to thirty (30) days following the date Terex receives notice of the existence of Good Reason:

(i)        the assignment to DeFeo of any duties inconsistent with DeFeo's status as a senior executive officer of Terex or a substantial adverse alteration in the nature of DeFeo’s authority, duties or responsibilities, or any other action by Terex which, in any case or in the aggregate,results in a material diminution in such status, authority, duties or responsibilities (it being understood that a mere change in authority, duties or responsibilities, or removal of titles other than that of Chief Executive Officer, or any other action by Terex will not constitute Good Reason in and of itself unless it results in a substantial adverse alteration or material diminution of DeFeo’s authority, duties or responsibilities), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Terex promptly after receipt of notice thereof given by DeFeo;

(ii)       a material reduction by Terex in DeFeo’s base salary and/or annual target bonus as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board reductions similarly and proportionately affecting all senior executives of Terex; provided, however, that such across-the-board reductions are not made as a result of, or in contemplation of, a Change in Control;

(iii)      the failure by Terex to pay to DeFeo any portion of DeFeo’s current compensation such that the failure results in a material negative change to the compensation to be received by DeFeo, except pursuant to an across-the-board compensation deferral similarly and proportionately affecting all senior executives of Terex, provided, however, that such across-the-board compensation deferrals are not made as a result of, or in contemplation of, a Change in Control;

(iv)      the failure by Terex to continue in effect any compensation plan or other benefit in which DeFeo participates which is material to DeFeo's total compensationsuch that the failure results in a material negative change to the compensation to be received by DeFeo, except pursuant to an across-the-board compensation or benefit deferral or reduction similarly and proportionately affecting all senior executives of Terex, provided, however, that such across-the-board compensation or benefit deferrals are not made as a result of, or in contemplation of, a Change in Control and are approved by the Committee;

(v)       the failure by Terex to continue to provide DeFeo with benefits substantially similar to those enjoyed by DeFeo under any of Terex's pension, life insurance, medical, health and accident, disability plans or other benefits (including, without limitation, automobile, country club, vacation, and pension benefits) in which DeFeo was participating at the time, the taking of any action by Terex which would directly or indirectly materially reduce any of such benefits or deprive DeFeo of any material fringe benefit enjoyed by DeFeo at the time (including, without limitation, automobile, country club, vacation and pension benefits), or the failure by Terex to provide DeFeo with the number of paid vacation days to which DeFeo is then entitled such that the failure results in a material negative change to the compensation to be received by DeFeo; or

(vi)      the relocation of Terex’s principal offices to a location more than 50 miles from the location of such offices on the date of this Agreement or a requirement that DeFeo be based anywhere other than at Terex’s principal offices, except for necessary travel on Terex’s business to an extent substantially consistent with DeFeo’s business travel obligations on the date of this Agreement.

In order to terminate his employment for Good Reason, DeFeo must provide the notice of the existence of Good Reason to Terex no later than 90 days following the initial occurrence of the event or omission giving rise to Good Reason and the date DeFeo’s employment terminates must actually occur within two years following the initial occurrence of such act or omission giving rise to Good Reason.

(o)       “Machinery Group” shall consist of Astec Industries, Inc., Manitowoc, Inc., CNH Global N.V., Deere & Company, Oshkosh Truck Corporation, Caterpillar, Inc. and Joy Global, Inc. (as such group may be adjusted in the reasonable discretion of the

Compensation Committee to recognize changed circumstances with respect to the companies comprising the Machinery Group).

(p)       “Notice of Termination” shall mean delivery of written notice by one Party and receipt thereof by the other Party in accordance with Section 28 below, which notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of DeFeo’s employment hereunder.

(q)       “Person” shall have the meaning defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, that a Person shall not include:

(i)        Terex or any subsidiary or affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act),

(ii)       a trustee or other fiduciary holding securities under an employee benefit plan of Terex or any Subsidiary or Affiliate,

(iii)      an underwriter temporarily holding securities pursuant to an offering of such securities, or

(iv)      a corporation owned, directly or indirectly, by the stockholders of Terex in substantially the same proportion as their ownership of stock of Terex.

(r)       “Return on Invested Capital” shall be calculated as operating income for the applicable four quarter period divided by the sum of the average stockholders’ equity and the average net debt for the four quarters of such period, with average net debt consisting of long-term debt, including the current portion of long-term debt, less cash and cash equivalents.

(s)       “Spouse” shall mean, during the Term of Employment, the woman who as of any relevant date is legally married to DeFeo.

(t)        “Subsidiary” shall mean a corporation of which Terex owns directly or indirectly more than 50 percent of its outstanding securities representing the right, other than as affected by events of default, to vote for the election of directors.

(u)       “Terex’s Annual Incentive Compensation Plan” shall mean the Terex Amended and Restated 2004 Annual Incentive Compensation Plan or any subsequently adopted plan regarding the payment of annual bonuses to the senior executives of Terex.

(v)       “Term of Employment” or “Term” shall mean the period specified in Section 2(b) below during which DeFeo is employed by Terex or any of its Affiliates.

2.	TERM OF EMPLOYMENT, POSITIONS AND DUTIES.

(a)       Employment of DeFeo. Terex hereby employs DeFeo, and DeFeo hereby accepts employment with Terex, in the position and with the duties and responsibilities set forth below and upon such other terms and conditions as are hereinafter stated.

(b)       Term of Employment. The Term of Employment shall commence on July 1, 2005 and shall terminate on December 31, 2012, unless it is sooner terminated as provided in Section 9 below or extended by agreement of the Parties; provided, however, that, if a Change in Control shall occur on or prior to December 31, 2012, the Term of Employment shall continue in effect until the later of (x) 36 months after the month in which such Change in Control occurs or (y) December 31, 2012.

(c)	Title, Duties and Authorities.

(i)        Until termination of his employment hereunder, DeFeo shall be employed as Chief Executive Officer of Terex, reporting to the Board, with all the authorities and responsibilities that normally accrue to the position of chief executive officer, and shall hold such other titles as the Board may grant, including but not limited to President and Chief Operating Officer of Terex.

(ii)       Consistent with its obligations to stockholders, Terex agrees to use its best efforts to procure the election of DeFeo, and to ensure DeFeo’s re-election during the Term, (x) as a member of and (y) consistent with generally accepted best corporate governance standards, as Chairman of, the Board.

(d)	Time and Effort.

(i)        DeFeo agrees to devote his best efforts and abilities and his full business time and attention to the affairs of Terex in order to carry out his duties and responsibilities under this Agreement.

(ii)	Notwithstanding the foregoing, nothing shall preclude DeFeo from

(A)      serving on the boards of (x) a reasonable number of trade associations and charitable organizations and (y) with the prior consent of the Board, any other business not in competition with Terex,

(B)	engaging in charitable activities and community affairs, and

(C)      managing his personal investments and affairs; provided, however, that any such activities do not materially interfere with the proper performance of his duties and responsibilities specified in Section 2(c) above.

3	BASE SALARY.

Since July 1, 2007, DeFeo has received from Terex a Base Salary, payable in accordance with the regular payroll practices of Terex, of $1,150,000. During the Term, the Board shall review the Base Salary for increase no less often than annually.

4	ANNUAL BONUS.

(a)       Entitlement. DeFeo shall receive an annual bonus in respect of each calendar year during the Term of Employment in accordance with Terex’s Annual Incentive Compensation Plan or any annual incentive plan or plans established by Terex either for DeFeo or for members of Terex’s senior management generally.

(b)       Payment. The annual bonus shall be payable in accordance with the terms of Terex’s Annual Incentive Compensation Plan or any other applicable annual incentive plan in which DeFeo is entitled to a bonus, as applicable, in each case as in effect from time to time.

5	LONG-TERM INCENTIVE COMPENSATION.

During the Term, DeFeo shall participate in any long-term incentive plan or plans established by Terex either for DeFeo alone or for members of Terex’s senior management generally.

6.	EQUITY OPPORTUNITY.

(a)       DeFeo received a restricted stock award of an aggregate of 100,000 shares of Terex common stock on June 1, 2006 which vests in accordance with the vesting requirements described in the Original Agreement (the Company’s shares were split 2:1 on July 17, 2006 that resulted in Mr. DeFeo receiving a total award of 200,000 shares).

(b)       During the Term, DeFeo shall be eligible to receive grants of options to purchase shares of Terex’s stock and awards of shares of Terex’s stock, either or both as determined by the Committee annually, under and in accordance with the terms of applicable plans of Terex and related option and award agreements. DeFeo shall also be entitled to participate in any equity programs of Subsidiaries or Affiliates upon such terms and conditions as may be established by the Committee.

7	EXPENSE REIMBURSEMENT.

DeFeo shall be entitled to prompt reimbursement by Terex for all reasonable out-of-pocket expenses incurred by him during the Term in performing services under this Agreement, upon his submission of such accounts and records as may be reasonably required by Terex.

8	EMPLOYEE BENEFIT PLANS.

(a)       During the Term, DeFeo shall be entitled to participate in all life insurance, short-term and long-term disability, accident, health insurance and savings/retirement plans that are applicable to Terex employees generally or to the senior executives of Terex. DeFeo shall be entitled to the number of paid vacation days per year determined by Terex, which, however, shall not be less than four weeks in any calendar year. DeFeo shall also be entitled to all paid holidays given by Terex to its employees generally.

9	TERMINATION OF EMPLOYMENT.

(a)       General. Notwithstanding anything to the contrary herein, in the event of termination of DeFeo's employment under this Agreement for any reason whatsoever, he, his dependents or his Beneficiary, as may be the case, shall be entitled to receive the following payments within 60 days following the termination of DeFeo’s employment(in addition to payments and benefits under, and except as specifically provided in, subsections (b) through (i) below, as applicable), subject to Section 9(j), unless specifically provided otherwise:

(i)	his Base Salary through the Date of Termination;

(ii)       payment in lieu of any unused vacation, in accordance with Terex’s vacation policy and applicable laws;

(iii)      any annual bonus, in respect of the year prior to the year in which DeFeo’s employment terminates, earned (determined without the application of negative discretion by the Committee or reference by the Committee to performance or any act or omission occurring, or any state of facts existing, subsequent to the year with respect to which said bonus was earned) but not yet paid to him as of the Date of Termination, payable at the same time bonuses are paid for the year prior to the year in which DeFeo’s employment terminates;

(iv)      any deferred compensation under any incentive compensation plan of Terex or any deferred compensation agreement then in effect, payable in accordance with the terms of such plan or agreement, as applicable;

(v)       any other compensation or benefits, including without limitation long-term incentive compensation described in Section 5 above, benefits under equity grants and awards described in Section 6 above and employee benefits under plans described in Section 8 above, that have vested through the Date of Termination or to which he may then be entitled, payablein accordance with the applicable terms of each grant, award or plan; and

(vi)      reimbursement in accordance with Section 7 above of any business expenses incurred by DeFeo through the Date of Termination but not yet paid to him.

(b)       Termination due to Death. In the event that DeFeo's employment terminates due to his death, his Beneficiary shall be entitled, in addition to the compensation and benefits specified in Section 9(a), to:

(i)        his Base Salary, at the rate in effect on the date of his death, through the end of the month in which his death occurs, which shall be paid no later than 60 days following the date of DeFeo’s death, and

(ii)       an annual bonus under Terex’s Annual Incentive Compensation Plan prorated to the date of death, plus any discretionary payment that may be awarded, for the year in which his death occurs, which bonus shall not be less than the product of (A) the annual bonus paid to DeFeo for the calendar year preceding the Date of Termination that has most recently been paid to DeFeo and (B) a fraction, the numerator of which is the number of days in the current calendar year through the date of termination and the denominator of which is 365, which bonus shall be paid no later than 60 days following the date of DeFeo’s death.

(c)       Termination due to Disability. In the event that DeFeo’s employment terminates due to Disability, as determined by Terex based on competent medical advice, he or his Beneficiary, as the case may be, shall be entitled, in addition to the compensation and benefits specified in Section 9(a), to an annual bonus under Terex’s Annual Incentive Compensation Plan prorated to the Date of Termination, plus any discretionary payment that may be awarded, for the year in which his termination due to Disability occurs, which bonus shall not be less than the product of (A) the annual bonus paid to DeFeo for the calendar year preceding the Date of Termination that has most recently been paid to DeFeo and (B) a fraction, the numerator of which is the number of days in the current calendar year through the date of termination and the denominator of which is 365. Subject to Section 9(j), such bonus shall be paid by Terex to DeFeo at the same time bonuses, for the year in which DeFeo’s employment is terminated, are payable to other employees of Terex.

(d)       Termination by Terex for Cause. In the event that DeFeo's employment is terminated by Terex for Cause, he shall be entitled only to the compensation and benefits specified in Section 9(a).

Notwithstanding the foregoing, termination for Cause may not occur pursuant to clauses (ii), (iii) or (v) of Section 1(f) above unless and until, with the Board’s prior approval, Terex has delivered to DeFeo a Notice of Termination, which shall contain in reasonable detail the facts purporting to constitute such nonperformance, act, omission or breach, and afforded him 30 days thereafter to cure the same and/or to respond in writing to the Board setting forth his position that his termination for Cause should not occur and requesting reconsideration by the Board, in which event (x) the effective date of termination of employment shall be deferred until the Board has had the opportunity to consider whether such nonperformance, act, omission or breach has been cured and to consider any request by DeFeo for reconsideration, and (y) the Board shall thereafter cause a written notice to be delivered on its behalf to DeFeo stating either that it has rescinded its determination that his employment is to be terminated for Cause or that affirms its determination that his employment is to be terminated for Cause and that contains an effective date of termination of employment, which shall be not earlier than 15 days after such notice is given. Section 1(n)(i) to the contrary notwithstanding, upon delivery to DeFeo of a Notice of Termination under this Section 9(d), DeFeo shall be suspended from all duties and responsibilities unless and until the Board rescinds its determination that his employment is to be terminated for Cause.

(e)	Termination by Terex Without Cause or by DeFeo for Good Reason.

(i)        Terex shall provide DeFeo 30 days’ Notice of Termination of his employment without Cause, and DeFeo shall provide 30 days’ Notice of Termination of his employment for Good Reason.

(ii)       In the event of termination by Terex of DeFeo's employment without Cause or of termination by DeFeo of his employment for Good Reason, he shall be entitled, in addition to the compensation and benefits specified in Section 9(a), to:

(A)      two times his Base Salary, at the rate in effect immediately before such termination,

(B)      two times the average of his annual earned bonuses for the two calendar years in the Term preceding the Date of Termination,

(C)      a prorated amount of DeFeo’s bonus for the calendar year during which his termination occurs, which bonus shall not be less than the product of (A) the annual bonus payable to DeFeo for the calendar year that includes the Date of Termination and (B) a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination and the denominator of which is 365,

(D)      continuing coverage under the life, disability, accident and health insurance programs for Terex employees generally and under any supplemental programs covering Terex executives, as from time to time in effect, for the two-year period immediately following the date DeFeo’s employment terminates or until DeFeo becomes eligible for substantially similar coverage under the employee welfare plans of a new employer, whichever occurs earlier, provided that DeFeo’s right to elect continued medical coverage after termination of employment under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, shall be deemed satisfied by the coverage provided in this clause (D),

(E)      immediate and unconditional vesting of the unvested stock options and stock grants previously awarded to DeFeo and the right to exercise any stock options held by him until the earliest to occur of (i) the first anniversary of the Date of Termination, (ii) the tenth anniversary of the date of grant of the stock options or (iii) the expiration of the original option term; provided, however, that any unvested “performance” stock options, stock grants, long-term incentive awards or other similar awards shall not vest (other than any outstanding units issued to DeFeo under the 1999 Long Term Incentive Plan, which shall vest in accordance with the terms of such plan), and the one-year post-termination exercise period shall not begin to run, unless their specified performance objectives are achieved prior to the Date of Termination; if the performance objectives are not achieved prior to the Date of Termination, such “performance” stock options, stock grants, long-term incentive awards or other similar awards shall vest and/or expire as provided in the relevant plan documents, and

(F)       continuation of all other benefits in effect on the Date of Termination (including, without limitation, automobile, country club, and pension benefits (other than under qualified pension plans to the extent impermissible under the terms thereof), if applicable) for the two (2) year period following the date DeFeo’s employment terminates or until DeFeo becomes eligible for substantially similar benefits from a new employer, whichever occurs earlier.

(iii)      Subject to Section 9(j), the payments specified in Section 9(e)(ii)(A) and (B) shall be made by Terex to DeFeo in a cash lump sum on the date DeFeo’s employment terminates.

(iv)      Subject to Section 9(j), the payment specified under Section 9(e)(ii)(C) shall be made by Terex to DeFeo at the same time bonuses, for the year in which DeFeo’s employment terminates, are payable to other employees of Terex.

(v)       Subject to the Section 9(j), as applicable, the continuation of benefits described in Section 9(e)(ii)(D) and (F) shall occur as follows:

(A)      DeFeo shall be responsible for paying the premiums relating to any continuation of life, disability or accident insurance during the six month period immediately following the date DeFeo’s employment terminates, and Terex shall be responsible for paying any and all such premiums during the remainder of the period DeFeo is entitled to receive such benefits in accordance with Section 9(e)(ii)(D). Terex shall reimburse DeFeo for such premiums paid by DeFeo in accordance with the preceding sentence on the first day of the seventh month following the date DeFeo’s employment terminates.

(B)      For purposes of determining DeFeo’s vesting under any non-qualified pension plans of Terex in which DeFeo participates as of the Date of Termination, DeFeo will be treated as having two additional years of vesting service upon the termination of DeFeo’s employment under this Section 9(e).

(C)      If, as of the date DeFeo’s employment terminates, DeFeo is entitled to reimbursement for, or Terex’s direct payment of (i) costs associated with an automobile, (ii) country club dues and related costs and/or (iii) any other benefits not specifically described herein (in the aggregate, the “Other Benefits”), then DeFeo will be entitled to continue to receive such Other Benefits for the two year period following the date DeFeo’s employment terminates. DeFeo will be responsible for paying the costs associated with the Other Benefits during the six-month period commencing on the date DeFeo’s employment terminates. On the first day of the seventh month following the date DeFeo’s employment terminates, Terex shall reimburse DeFeo for his payment of such costs during such six month period.

(vi)      DeFeo’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

(f)        Voluntary Termination by DeFeo. DeFeo shall have the right to voluntarily terminate his employment by providing a Notice of Termination to Terex in accordance with Section 1(p) above. If he does so, he shall be entitled only to the compensation and benefits specified in Section 9(a).

(g)       Termination by Terex Without Cause or by DeFeo for Good Reason Following a Change in Control. In the event of termination of DeFeo’s employment within 24 months following a Change in Control (i) by Terex without Cause or (ii) by DeFeo for Good Reason, he shall be entitled, in addition to the compensation and benefits specified in Section 9(a), to:

(A)      the greater of (x) the amounts specified in Section 9(e)(ii)(A), (B) and (C) and (y) an amount equal to all compensation required to be paid to DeFeo for the balance of the term of this Agreement, in either case, payable to him in a cash lump sum on the date DeFeo’s employment terminatessubject to Section 9(j), provided however that the prorated bonus amount payable under Section 9(e)(ii)(C) (including any comparable bonus payable to DeFeo under clause (y)) shall not be payable to him in a cash lump sum on the date DeFeo’s employment terminates but shall be payable at the same time bonuses, for the year in which DeFeo’s employment terminates, are payable to other employees of Terex; and

(B)      the additional rights specified in Section 9(e)(ii)(D), (E) and (F), subject to the rules on continuation of benefits described in Section 9(e)(v).

In addition, DeFeo shall be entitled to immediate and unconditional vesting of (i) any unvested “performance” stock options, stock grants and long-term incentive awards (and the right to exercise any stock options held by him until the earliest to occur of (x) the first anniversary ofthe Date of Termination, (y) the tenth anniversary of the date of grant of the stock options or (z) the expiration of the original option term), (ii) any outstanding units under the 1999 Long Term Incentive Plan for their maximum cumulative value or other similar awards, and (iii) any amounts payable under the Terex Corporation Supplemental Executive Retirement Plan for the number of years of service achieved by DeFeo on the Date of Termination.Amounts vesting under the previous sentence shall be payable in accordance with the terms of the applicable plans or agreements.

(h)       Terex’s Election Not to Extend the Agreement. In the event that Terex does not extend this Agreement or enter into a new employment and compensation agreement, commencing at the end of the Term, on terms at least as favorable as those set forth in this Agreement, DeFeo shall be entitled, in addition to the compensation and benefits specified in Section 9(a), to the amounts specified in Section 9(e)(ii)(A) and (B), payable to him as provided in Section 9(e)(iii), and to the additional rights specified in Section 9(e)(ii)(D), (E) and (F), payable to him as provided in Section 9(e)(v).

(i)        DeFeo’s Election Not to Extend the Agreement. In the event that DeFeo does not accept an offer by Terex to extend this Agreement or enter into a new employment and compensation agreement on terms at least as favorable as those set forth in this Agreement commencing at the end of the Term, he shall be deemed to have terminated his employment voluntarily as of the end of the Term and shall be entitled only to the compensation and benefits specified in Section 9(a).

(j)        Six Month Limitation. Notwithstanding any provision of the Agreement to the contrary, distribution of any amounts that constitute “deferred compensation” payable to DeFeo due to his “separation from service” within the meaning of Section 409A of the Code, shall not be made before six months after such separation from service or DeFeo’s death, if earlier (the “Six Month Limitation”). At the end of such six-month period, payments that would have been made but for the Six Month Limitation shall be paid in a lump sum, without interest, on the first day of the seventh month following DeFeo’s separation from service and remaining payments shall commence, or continue, in accordance with the relevant provision of this Section 9. Notwithstanding the Six Month Limitation, in the event that any amounts of “deferred compensation” payable to DeFeo due to his “separation from service” constitute “separation pay only upon an involuntary separation from service” within the meaning of Section 409A of the Code (“Separation Pay”), then all or a portion of such Separation Pay, up to two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the separation from service occurs (i.e., $460,000 in the event of a separation from service during 2008), whether paid under this Agreement or otherwise, may be paid to DeFeo during the six-month period following such separation from service with Terex.

(k)       Cessation of Payments. If, during or after the Term, DeFeo commits a breach of Section 11 or Section 12 below, Terex shall have no further obligation to make payments to him under this Agreement except as may be required in accordance with Section 9(a).

(l)        Notice Requirements. Any purported termination of DeFeo’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Sections 1(j) and 1(p) and Section 28 shall not be effective for purposes of this Agreement.

10.	EXCISE TAX GROSS-UP.

(a)       Notwithstanding anything in this Agreement to the contrary and except as set forth below, in the event it shall be determined that any payment or distribution by Terex or its affiliates to or for the benefit of DeFeo (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by DeFeo with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then DeFeo shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by DeFeo of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, DeFeo retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it shall be determined that DeFeo is entitled to a Gross-Up Payment, but that the Payments do not exceed 105% of the greatest amount (the “Reduced Amount”) that could be paid to DeFeo such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to DeFeo and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b)       Subject to the provisions of Section 10(c) below, all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other nationally recognized certified public accounting firm as may be designated by DeFeo (the “Accounting Firm”) which shall provide detailed supporting calculations both to Terex and DeFeo simultaneously with any event giving rise to a Gross-Up Payment. All fees and expenses of the Accounting Firm shall be borne solely by Terex. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by Terex to DeFeo no later than March 15 of the year following the year which includes the date DeFeo’s employment terminates. Absent manifest error, any determination by the Accounting Firm shall be binding upon Terex and DeFeo. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Terex should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Terex exhausts its remedies pursuant to Section 10(c) and DeFeo thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (including any interest and penalties thereon) shall be promptly paid by Terex to or for the benefit of DeFeo. In the event that DeFeo pays the Excise Tax prior to the determination by the Accounting Firm or payment of the taxes by Terex, Terex shall reimburse DeFeo for such amount no later than the last day of the taxable year following the year in which DeFeo remits the Excise Tax to the applicable taxing authority.

(c)       DeFeo shall notify Terex in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Terex of the Gross-Up Payment or the Underpayment. Such notification shall be given as soon as practicable but no later than 10 business days after DeFeo is informed in writing of such claim and shall apprise Terex of the nature of such claim and the date on which such claim is requested to be paid. DeFeo shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to Terex (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Terex notifies DeFeo in writing prior to the expiration of such period that it desires to contest such claim, DeFeo shall:

(i)        provide Terex any information reasonably requested by Terex relating to such claim,

(ii)       take such action in connection with contesting such claim as Terex shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Terex,

(iii)      cooperate with Terex in good faith in order effectively to contest such claim, and

(iv)      permit Terex to participate in any proceedings relating to such claim; provided, however, that Terex shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold DeFeo harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(c), Terex shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct DeFeo to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and DeFeo agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Terex shall determine; provided, however, that if Terex directs DeFeo to pay such claim and sue for a refund, Terex shall pay the amount of such payment to DeFeo, along with an additional Gross-Up Payment, and shall indemnify and hold DeFeo harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of DeFeo with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Terex's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and DeFeo shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. All of the payments by Terex to DeFeo under this Section 10 shall be made no later than the last day of the calendar year following the calendar year in which all of the issues concerning such payments have been finally resolved. It is the parties’ intent that the timing of the payment of such amounts shall be in compliance with Section 409A of the Code and the Treasury regulations thereunder.

(d)       If, after the receipt by DeFeo of an amount advanced by Terex pursuant to Section 10(c), DeFeo receives any refund with respect to such claim, DeFeo shall (subject to Terex's complying with the requirements of Section 10(c)) pay to Terex the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) no later than the last day of the calendar year in which the refund is received by DeFeo.

11	CONFIDENTIAL INFORMATION.
(a)	Acknowledgments. DeFeo acknowledges that:

(i)        As a result of his employment with Terex, DeFeo has obtained and will obtain secret and confidential information concerning the business of Terex and its Affiliates, including, without limitation, the identity of customers and sources of supply, their needs and requirements, the nature and extent of contracts with them, and related cost, price and sales information.

(ii)       Terex and its Affiliates will suffer damage that will be difficult to compute if, during the Term or thereafter, DeFeo should divulge secret and confidential information relating to the business of Terex heretofore or hereafter acquired by him in the course of his employment with Terex or any of its Affiliates.

(iii)      The provisions of this Section 11 are reasonable and necessary for the protection of the business of Terex and its Affiliates.

(b)       Confidential Information. DeFeo agrees that he will not at any time, either during the Term of Employment or thereafter, divulge to any person, firm or corporation any information obtained or learned by him during the course of his employment with Terex or any of its Affiliates, with regard to the operational, financial, business or other affairs of Terex or its Affiliates, their officers and directors, including, without limitation, trade “know how,” secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes, except

(i)	in the course of performing his duties hereunder,

(ii)	with Terex's express written consent,

(iii)      to the extent that any such information is in the public domain, is ascertainable from public or published information or is known to any person who is not subject to a contractual or fiduciary obligation owed to Terex not to disclose such information, in each case other than as a result of DeFeo's breach of any of his obligations hereunder, or

(iv)      when required to be disclosed by court order, subpoena or other government process.

In the event that DeFeo shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, he shall promptly, but in no event more than 48 hours after learning of such court order, subpoena, or other government process, notify Terex, by personal delivery or by facsimile, confirmed by mail. Further, at Terex's written request and expense, DeFeo shall:

(A)      take all reasonably necessary steps requested by Terex to defend against the enforcement of such court order, subpoena or other government process, and;

(B)      permit Terex to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(c)       Return of Documents and Property. Upon termination of his employment with Terex, or at any time Terex may so request, DeFeo will promptly deliver to Terex all files, memoranda, notes, records, reports, manuals, data, drawings, blueprints and other documents and information (and all copies thereof) relating to the business of Terex and/or its Affiliates, and all property associated therewith, that are then in his possession or under his control.

(d)       Remedies and Sanctions. In the event that DeFeo is found to be in violation of Section 11(b) or (c), Terex shall be entitled to relief as provided in Section 13 below.

12	NONCOMPETITION/NONSOLICITATION.
(a)	Acknowledgments. DeFeo acknowledges that:

(i)        Terex and its Affiliates will suffer damage that will be difficult to compute if, during the Term or thereafter, DeFeo should enter a competitive business.

(ii)       The provisions of this Section 12 are reasonable and necessary for the protection of the business of Terex and its Affiliates.

(b)       Noncompetition and Nonsolicitation. During the Covenant Period (which shall extend for 18 months after the Term, unless the Date of Termination is within 24 months following a Change in Control, in which event the Covenant Period shall extend for a period of 24 months following the Date of Termination), without the prior written permission of Terex, DeFeo shall not, directly or indirectly:

(i)        enter into the employ of or render any services to any person, firm or corporation engaged in any business that derives more than five percent of its gross sales from products that are interchangeable with or substitutable for a product sold by one or more of the businesses conducted by Terex or any of its Affiliates when the Term ends (a “Competitive Business”),

(ii)	engage in any Competitive Business for his own account,

(iii)      become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity,

(iv)      employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Terex or any of its Affiliates while DeFeo was employed by Terex, or

(v)       solicit, endeavor to entice away from or knowingly interfere with Terex or any of its Affiliates, any of its or their customers or sources of supply.

Notwithstanding, the foregoing, nothing in this Agreement shall preclude DeFeo from investing his personal assets in the securities of any corporation or other business entity that is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than five percent of the publicly-traded equity securities of such competitor.

(c)       Remedies and Sanctions. In the event that DeFeo is found to be in violation of Section 12(b), Terex shall be entitled to relief as provided in Section 13 below.

13	INJUNCTIVE RELIEF.

(a)       If DeFeo commits a breach, or threatens to commit a breach, of any of the provisions of Section 11 or 12 above, Terex shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by DeFeo that the services being rendered hereunder to Terex are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to Terex and that monetary damages will not provide an adequate remedy to Terex.

The rights and remedies enumerated in this Section 13(a) shall be independent of the other and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other damages, rights and remedies available to Terex under law or equity.

(b)       If DeFeo shall violate any covenant contained in Sections 11 or 12, the Covenant Period shall automatically extend for 13 months from the date on which DeFeo permanently ceases such violation or, if later, from the date of entry by a court of competent jurisdiction of a final order or judgment enforcing such covenant.

(c)       If any provision of Sections 11 or 12 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and any such provision shall then be applicable in such modified form.

14.	OUTPLACEMENT SERVICES.

In the event of the termination of DeFeo’s employment after a Change in Control or without Cause or for Good Reason or Terex does not extend this Agreement or enter into a new employment and compensation agreement with DeFeo, in each case as provided for in this Agreement, Terex agrees, at its sole cost and expense, to provide DeFeo with reasonableoutplacement services for a period of at least 12 months following the date DeFeo’s employment terminates; provided that the outplacement services will not be provided beyond the last day of the second year following the year in which DeFeo’s employment terminates. Terex and DeFeo shall use their good faith efforts to locate a provider, and determine the scope of, outplacement services, which is reasonably acceptable to both parties taking into account the status of DeFeo as a senior executive officer.

15	WITHHOLDING TAXES.

All payments to DeFeo or his Beneficiary shall be subject to withholding on account of federal, state and local taxes as required by law. If any payment under this Agreement is insufficient to provide the amount of such taxes required to be withheld, Terex may withhold such taxes from any subsequent payment due DeFeo or his Beneficiary. In the event that all payments due are insufficient to provide the required amount of such withholding taxes, DeFeo or his Beneficiary, within five days after written notice from Terex, shall pay to Terex the amount of such withholding taxes in excess of the payments due.

16	INDEMNIFICATION AND LIABILITY INSURANCE.

Nothing herein is intended to limit Terex’s indemnification of DeFeo, and Terex shall indemnify and advance expenses to him to the fullest extent permitted by applicable law consistent with Terex’s Certificate of Incorporation and By-Laws as in effect on the date of this Agreement, with respect to any action or failure to act on his part while he is, (x) an officer, director or employee of Terex or any Subsidiary or Affiliate or (y) a director or officer of any trade association or other enterprise that is not a subsidiary or Affiliate and in which capacity his service is at Terex’s request. To the extent that directors’ and officers’ liability insurance, including that available under a broad excess Side-A DIC policy, and fiduciary liability insurance is obtainable on commercially economic terms, Terex shall cause DeFeo to be covered, during the Term and after the Term in respect of claims arising from any such service during the Term, by such insurance on terms no less favorable than the relevant insurance maintained by Terex as in effect on the date of this Agreement in terms of coverage, limits and reimbursement of defense costs. In any period during which such insurance coverage is not obtainable on commercially economic terms, Terex shall cause DeFeo to be covered by as much of such insurance as may be obtained for the largest premium paid by Terex for such an insurance policy in effect during the Term.

17	ASSIGNABILITY, SUCCESSORS, BINDING AGREEMENT.

(a)       In addition to any obligations imposed by law upon any successor to Terex, Terex will use its best efforts to persuade any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Terex to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Terex would be required to perform it if no such succession had taken place. Failure of Terex to use its best efforts to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a materialbreach of this Agreement and shall entitle DeFeo to terminate his employment and receive the compensation and benefits specified in Section 9(g) at the time and in the form specified in Section 9(g), subject to Section 9(j).

(b)       This Agreement shall inure to the benefit of and be enforceable by DeFeo’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If DeFeo shall die while any amount would still be payable to him hereunder (other than amounts which, by their terms, terminate upon his death) if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of DeFeo’s estate.

18	REPRESENTATIONS.

The Parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such Party and any other person, firm or organization. Terex represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.

19	ENTIRE AGREEMENT.

Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof. In the event of a conflict between this Agreement and terms of any benefit plan, grant or award, the provisions of this Agreement shall govern the determination of DeFeo’s rights. Notwithstanding the previous sentence, to the extent that the provisions of any benefit plan, grant or award are more favorable to DeFeo than the provisions of this Agreement, the provisions of such benefit plan, grant or award shall govern the determination of DeFeo’s rights.

20	AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both DeFeo and an authorized officer of Terex. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver.

21	SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be valid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

22	SURVIVAL.

The respective rights and obligations of the Parties under this Agreement shall survive any termination of DeFeo's employment with Terex.

23	BENEFICIARIES/REFERENCES.

DeFeo shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following DeFeo's death by giving Terex written notice thereof. In the event of DeFeo's death or of a judicial determination of his incompetence, reference in this Agreement to DeFeo shall be deemed to refer, as appropriate, to his beneficiary, estate or other legal representative.

24	MITIGATION.

Terex agrees that, if DeFeo’s employment by Terex terminates during the Term, DeFeo is not required to seek other employment or to attempt in any way to reduce any amounts payable to him due under this Agreement. Further, the amount of any payment shall not be reduced by any compensation earned by DeFeo as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by DeFeo to Terex, or otherwise.

25	GOVERNING LAW.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

26	RESOLUTION OF DISPUTES.

(a)       Arbitration. Except as provided in Section 26(b), any disputes arising under or in connection with this Agreement shall be resolved by arbitration, to be held in Stamford, Connecticut, in accordance with the commercial rules and procedures of the American Arbitration Association.

(b)       Litigation. Notwithstanding the foregoing,DeFeo shall have the right to waive his rights under Section 26(a) and have any dispute resolved by a court of competent jurisdiction.

(c)       Costs. Except as provided in Sections 10(c), 11(b) and 27, each Party shall bear its or his respective costs, fees (including attorneys' fees) and expenses of any arbitration or litigation in connection with this Agreement.

(d)       Continuation of Payments. Pending the outcome or resolution of any dispute between the Parties, Terex shall continue to pay to DeFeo all amounts, and provide on his behalf all benefits, due him under this Agreement.

27.	LEGAL EXPENSES.

Terex agrees to pay the reasonable out-of pocket legal expenses actually incurred by DeFeo in connection with the negotiation and execution of this Agreement, up to a maximum amount of $7,500, no later than 75 days following the final negotiation of this Agreement in connection with the amendment and restatement of this Agreement during calendar year 2008. Terex agrees to pay all reasonable out-of-pocket costs and expenses, including all reasonable attorneys’ fees and disbursements, actually incurred by DeFeo in collecting or enforcing payments to which he is ultimately determined to be entitled (whether by agreement among the parties, court order or otherwise) pursuant to this Agreement in accordance with its terms; provided, however, that DeFeo submit a request for reimbursement no later than 30 days following the end of the calendar year in which the expenses are incurred and reimbursement must be made within 45 days thereafter; provided, further, that no reimbursement may be made under this Section 27 prior to the first day of the seventh month following the date DeFeo’s employment terminates (other than a termination due to DeFeo’s death).

28	NOTICES.

Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service (such as Federal Express) or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.

If to Terex:

Terex Corporation
200 Nyala FarmRoad
Westport, CT 06880
Attention: General Counsel
Fax: (203) 227-1647

If to DeFeo:

Ronald M. DeFeo
45 Beachside Avenue
Westport, CT 06880
Fax: (203) 227-8317

with a copy, which shall not constitute notice to DeFeo, to:

Levett Rockwood P.C.

33 Riverside Avenue

Westport, Connecticut 06880

Attention: Robert O. Barberi

Fax: (203) 226-8025

29	HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

30	COUNTERPARTS.

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Terex Corporation

By: /s/ Eric I Cohen
Name: Eric I Cohen

Title: Senior Vice President,

Secretary and General Counsel

/s/ Ronald M. Defeo
Ronald M. DeFeo

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